UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.  )

Filed by the Registrant ☐

Filed by a party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

Warner Bros. Discovery, Inc.

(Name of Registrant as Specified In Its Charter)

Netflix, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Netflix, Inc.

Pursuant to Rule 14a-12 under the

Securities and Exchange Act of 1934, as amended

Subject Company: Warner Bros. Discovery, Inc.

Commission File No.: 001-34177

Date: February 20, 2026

On February 20, 2026, Ted Sarandos, Co-Chief Executive Officer of Netflix, Inc. appeared on “The Claman Countdown” with Liz Claman. A transcript of the interview can be found below.

Liz Claman: Joining me now in his first reaction to that letter and the latest developments is Netflix Co-CEO Ted Sarandos. Ted thanks for coming on the show.

Ted Sarandos: Thanks for having me on.

Liz Claman: Quite the poison pen letter James Cameron wrote, he did say, I have the letter, he did say “Mr. Sarandos is a good person,” but he outright has endorsed Paramount’s bid and that Netflix ownership of WBD would be “a disaster.” What is your response to James Cameron?

Ted Sarandos: Well look if you think you were surprised by that letter, I was particularly surprised, I met with James personally in late December and laid out for him our 45-day commitment to theatrical exhibition of films and to the Warner Bros. slate. I have talked about that commitment in the press countless times, I swore under oath in front of the Senate Subcommittee on Antitrust that is what we would be doing so I’m particularly surprised and disappointed that James chose to be part of the Paramount disinformation campaign that’s been going on for months about this deal.

Liz Claman: Yeah, one thing in his letter, he flat out said you guys were putting in, pledging theatrical release window of just 17 days which he called ridiculously short. I have heard you say over and over it’s 45 days. Can you clarify here and now?

Ted Sarandos: It’s 45 days of theatrical exclusivity. That has been clear from the beginning. I never even uttered the words 17-day window. So, I don’t know where it came from or why he would be part of that machine. I responded to Senator Lee’s letter this morning, so we will see where he goes.

Liz Claman: You know, another of his stated concerns, pretty much the chief concern, that if Netflix prevails you guys will winnow down the current 15 movies per year WBD releases to theaters, which he said would be a death knell to theater operators and creators. Is that true?

Ted Sarandos: Again, an ironic claim, considering that in the alternative to our deal, we will keep Warner Bros. film and television studio running largely as it is today. Movies going into the theaters for 45 days, a healthy robust slate of films every year, that is going to continue. This deal is contingent on that for it to work. All of that is priced into the deal, the $4 billion in theatrical revenue that Warner Bros. made last year. We want to keep winning on that threshold and we want to keep investing on it. They just opened their ninth number one movie in a row. They know exactly what they are doing here, and we want to continue to grow that healthy business. In the alternative, Paramount has vowed to cut $6 billion out of that business. Now, if you do the math, they have also vowed to de-lever the business from where it is going to be, 6 to 7 times, down to 2.5 times. And to do that they would have to cut $16 billion out of the company in very short order. Now if you look at that and say where do you make $16 billion worth of cuts, you only do that in production or people, cutting jobs. And one thing with Netflix, I’m very proud of our track record, on production, production in America, creating jobs, our productions created 155,000 jobs in America. $250 billion in economic impact in America from our production, and we are vowing to continue to invest in that like we have been investing in Netflix for the last 25 years.

Liz Claman: You know, I don’t know if there is something wrong with how you guys are messaging this out there because we do look at the numbers. You’ve not only created jobs, but New Jersey is right across the river here. You’ve broken ground on a billion-dollar expense to create 12 soundstages and hire what I imagine a lot of people, will actual feature films be shot on those soundstages? That to me you could put that out there, if it’s true, and that would calm some of the Hollywood elite.

Ted Sarandos: We have been putting it out there, there’s a picture of us breaking ground with Governor Murphy. We’ve put together a production incentive in the state of New Jersey that competes with every other country in the world that will strengthen the American economy. People forget this is a gigantic business, this isn’t just a production, but it’s also the hospitality industry, the transportation industry, the catering, all the different things, dry cleaners, all those American businesses that support production all around the country. We are doing a lot, we are going to film a lot in New Jersey since we passed that incentive, we moved 7 projects that were supposed to shoot overseas we moved back to America and are shooting here. We have a very ambitious slate of production going on there already. 11 films right now in production in New Jersey. So, we are incredibly thrilled these are to invest in America and in American jobs. And again, in the alternative the Paramount deal that’s floating around out there, and all the misinformation swirling around it, is guaranteeing to cut jobs, they’re guaranteeing to continue to make gigantic cuts to the entertainment industry in the alternative, and we’re growing, growing, growing, and they are promising to cut, cut, cut.

Liz Claman: Listen, all of Hollywood has been pressing the refresh button, and they will be all weekend long. They’re waiting on Paramount Skydance’s final offer. You allowed a 7-day window to be opened once again even though you had a deal with Warner Bros. Discovery.

Ted Sarandos: We have a deal.

Liz Claman: You have the deal, Ted you won, you’re a tough negotiator. You have the deal. Why give them this last shot?

Ted Sarandos: Look, first we’re very confident in the bid that we have that it offers the most value to Warner Bros. Discovery shareholders and the best long-term value for Netflix as well. So confident that we wanted to make sure we deliver to Warner Bros. Discovery shareholders absolute confidence and certainty about this deal. If there’s another deal floating out there, take the 7 days and better understand it, and then come back and let’s get this thing done. The market doesn’t like uncertainty, the industry cannot grow with a lot of uncertainty. We want to grow this business.

Liz Claman: Well, that 7-day window is up Monday. So, have you heard? Have you any idea whether it will come before the end of business day today ahead of the weekend, will they wait till the last second? What would you do if you were the Ellisons?

Ted Sarandos: I have left this for the Ellisons to work out with Warner Bros. Discovery. We are moving on business as usual, we are deep into the regulatory process with the DOJ, with the European regulators, regulators around the world and with State AGs to get to move this process along. I’m glad that there is this process, you know, I think it’s very important thing to scrutinize a deal of this size, scrutinize the buyer and the seller. Make sure that the industry is going to stay healthy and make sure that we can keep moving forward and growing this industry in a healthy way. So, I am glad that they are doing the scrutiny. It does take a long time, and it happens at many levels. Locally, domestically and internationally.

Liz Claman: It’s assumed widely that Paramount will raise its bid. If they come in with sort of an incremental raise, now it’s $30 a share, yours is $27.75 a share. If they come in with an incremental hike, I mean, and it becomes clear, let’s say its $31 or something or $31.50. It becomes clear that Warner Bros. Discovery shareholders are thinking oh that looks better, are you prepared to match it? You have the right to match it.

Ted Sarandos: We do, we have retained all of our rights to match the deal, but I will tell you though right now we are very comfortable the bid where it is. I’ll tell you too that we’ve been very disciplined buyers in our careers, buying movies and films in a very competitive workspace. And that’s, you should expect us to continue to be disciplined buyers. And keep in mind those two bids you talked about, those aren’t apples and oranges bids, they are trying to buy a set of assets that are not for sale and we have bid on – successfully – the assets that are for sale, which is the Warner Bros. film and television studios and HBO.

Liz Claman: Okay, but the question is, you allowed the 7-day window to open so that Warner Bros. Discovery shareholders could have clarity. I’m trying to get clarity for your shareholders to see if you would match it. Is that a yes if they come in with an incrementally higher bid?

Ted Sarandos: Our shareholders know us and they expect us to continue to do what we do which is remain a disciplined buyer. So, I don’t want to get ahead of the process or deal in hypotheticals. We will know in a couple of days what the outcome is. I think we’re pretty confident in what that will be.

Liz Claman: Let me go back to the messaging because Hollywood is a very broad spectrum of workers, everybody from, you know, the Teamsters union to the Writers Guild, Directors Guild, Producers Guild. When Netflix started creating its original content, they were so excited, I’m talking 10 or 15 years ago, because it was another option to whom they could sell scripts that maybe legacy studios had jettisoned. And you guys were gutsy and creative. You still are, I would argue that. Today they are openly hostile to this. I mean put James Cameron aside. I did pick up the phone, I’ve been talking to writers, I’ve been talking to the union members. I got off the phone with Billy Ray. He of course is the famed screenwriter of Hunger Games, and you know he also wrote Captain Phillips, Richard Jewell. This guy is really good and he said, “I would just like either of these two suitors to express their bid in terms of why a merger is better for the movie-going public. Owning a media company is public trust, not unlike owning a pro football team. You have a relationship with their customers/fans and you have to honor them. They are how you got here.” How are you going to honor moviegoers?

Ted Sarandos: I know Billy, and I couldn’t agree with him more. What we’ve done since we started creating original series and films is we have invested in more. You know, we’ve gone, after a strike, after a pandemic, there was this period of profit squeezing out of all the studios when they were making a lot less. That’s been bad for the business. And what we’ve been doing is we’ve been investing more. People have very diverse tastes. What gets them excited, what gets one person excited might bore someone else silly. So, you need a lot of choices for people, and we’ve been investing in that aggressively. And I think that the writers in the Writers Guild and actors in the Screen Actors Guild and the producers in the Producers Guild and the directors–

Liz Claman: Are you getting any of those unions on board? Any of those unions on board with you?

Ted Sarandos: Look I think in general unions don’t like media mergers. They, and by the way, media mergers do not have a great track record. I acknowledge that, but this is very different. This is a vertical merger. We’re not buying – we’re not one of the 5 major studios buying out one of the other ones, that’s exactly what Paramount is trying to do, with an unbelievable failed track record. And to add to the complexity of the Paramount deal, the largest leveraged buyout in history, so you know which comes with its own set of risks. What we’re doing here is a vertical merger. We’re buying a motion picture and television studio and theatrical distribution entity that we do not currently own, that we are going to invest in and grow. The only place this deal overlaps at all is the Netflix streaming service and HBO Max. And I would argue that those businesses are totally complementary. 85% of people who have an HBO subscription also subscribe to Netflix, it’s that complimentary.

Liz Claman: Yeah, I know that, I know that.

Ted Sarandos: So those people are going to get a nice discount here. So and the core to this is, having Warner Bros. with its hundred-year record of great storytelling, great IP and world-building finally be in the hands of a company with a real balance sheet. That’s what we are doing for moviegoers, that is what we are doing for lovers of television and film, is we’re giving them another century of great films and great stories.

Liz Claman: I’m being told I have to wrap but Ted I do want to ask you because you had said a while back that the movie theater model is outdated, not entirely wrong in some cases, some of these movie theaters are decrepit. Any chance that you have had any discussions within the walls of Netflix to create Netflix branded theaters that give a better experience? That might calm some fears, of screenwriters, actors and everybody else?

Ted Sarandos: There is a lot of theaters out there, there’s a lot of theater chains out there. We work with them all the time. Creating excitement in those theaters like we did for the finale of Stranger Things or the KPop Demon Hunters sing-along. And what they have to do is, we have to give them great movies, we have to give them a window of time they can exploit them, and they have to create a great experience for consumers. And as long as we’re in the position to do that, remember they’ve been very short on inventory. They’ve not had new movies coming out. And we are going to be providing them a steady stream of high-quality movies for years to come. And that’s what we think is the best thing to do for theaters. And remember when I said it was outdated, I said it was outdated for some. Some people who couldn’t get in a car and easily get to a theater, they get to watch movies at home but for many people who live in a big city and or don’t get in the car and drive for a couple miles and go see a movie in the theater, it’s a remarkably great experience. I love it myself. I do it often.

Liz Claman: Well that’s good to hear. Ted thank you for joining us. We really appreciate it. I want you back when this thing is settled, so please come back.

Ted Sarandos: I will. Thanks for asking.

Liz Claman: And I just want to let our viewers know, we put in multiple calls to Paramount Skydance, they have not returned our calls, but they are welcome to come on to give their side of this.

Important Information and Where to Find It

In connection with the proposed transaction between Netflix and WBD, WBD filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”). The Proxy Statement was first mailed to WBD stockholders on or around February 17, 2026. Each of Netflix and WBD may also file with or furnish to the SEC other relevant documents regarding the proposed transaction. This communication is not a substitute for the Proxy Statement or any other document that Netflix or WBD may file with the SEC or mail to WBD’s stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF NETFLIX AND WBD ARE URGED TO READ THE PROXY STATEMENT, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING NETFLIX, WBD, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement as well as other filings containing information about Netflix and WBD, without charge, at the SEC’s website, https://www.sec.gov. The documents filed by Netflix with the SEC also may be obtained free of charge at Netflix’s website at https://ir.netflix.net/home/default.aspx. The documents filed by WBD with the SEC also may be obtained free of charge at WBD’s website at https://ir.wbd.com.

Participants in the Solicitation

Netflix, WBD and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of WBD in connection with the proposed transaction under the rules of the SEC. Information about the interests of the directors and executive officers of WBD and other persons who may be deemed to be participants in the solicitation of stockholders of WBD in connection with the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, is included in the Proxy Statement, which has been filed by WBD with the SEC. Information about WBD’s directors and executive officers is set forth in WBD’s proxy statement for its 2025 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 23, 2025, WBD’s Annual Report on Form 10-K for the year ended December 31, 2024, and any subsequent filings with the SEC. Information about Netflix’s directors and executive officers is set forth in Netflix’s proxy statement for its 2025 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 17, 2025, and any subsequent filings with the SEC. Additional information regarding the direct and indirect interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the Proxy Statement regarding the proposed transaction. Free copies of these documents may be obtained as described above.

Cautionary Statement Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Netflix’s and WBD’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, their respective businesses and industries, management’s beliefs and certain assumptions made by Netflix and WBD, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining stockholder and regulatory approvals, completing the separation of WBD’s Discovery Global business (“Discovery Global”) and Warner Bros. business, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies, expansion and growth of WBD’s and Netflix’s businesses and other conditions to the completion of the proposed transaction; (ii) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the transaction or integrating the businesses of Netflix and WBD; (iii) Netflix’s and WBD’s ability to implement their business strategies; (iv) consumer viewing trends; (v) potential litigation relating to the proposed transaction that could be instituted against Netflix, WBD or their respective directors; (vi) the risk that disruptions from the proposed transaction will harm Netflix’s or WBD’s business, including current plans and operations; (vii) the ability of Netflix or WBD to retain and hire key personnel; (viii) potential adverse reactions or changes to business relationships resulting from the announcement, pendency or completion of the proposed transaction; (ix) uncertainty as to the long-term value of Netflix’s common stock; (x) legislative, regulatory and economic developments affecting Netflix’s and WBD’s businesses; (xi) general economic and market developments and conditions; (xii) the evolving legal, regulatory and tax regimes under which Netflix and WBD operate; (xiii) potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed transaction that could affect Netflix’s or WBD’s financial performance; (xiv) restrictions during the pendency of the proposed transaction that may impact Netflix’s or WBD’s ability to pursue certain business opportunities or strategic transactions; (xv) failure to receive the approval of the stockholders of WBD; (xvi) the final allocation of indebtedness between WBD and Discovery Global in connection with the separation could cause a reduction to the consideration for the proposed transaction; (xvii) inherent uncertainties involved in the estimates and assumptions used in the preparation of financial projections, and inherent uncertainties involved in the estimates and judgments used to estimate the differences between WBD’s Global Linear Networks segment results and the expected results of Discovery Global; and (xviii) volatility or a decline in the market price for Discovery Global common stock following the separation. Discussions of additional risks and uncertainties are contained in Netflix’s and WBD’s filings with the SEC, including their Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and the Proxy Statement filed by WBD in connection with the proposed transaction. While the list of factors presented here and in the Proxy Statement are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Netflix’s or WBD’s consolidated financial condition, results of operations or liquidity. Neither Netflix nor WBD assumes any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.